Forum Energy Technologies Announces
First Quarter 2020 Results
•Revenue of $183 million
•Net loss of $37 million and diluted EPS of $(0.33)
•Adjusted EBITDA of $1.3 million
•Cash flow from operations of $1.6 million and free cash flow after capital expenditures of $0.7 million
•Net debt reduced by $6.9 million from year end 2019
HOUSTON, TEXAS, May 7, 2020 - Forum Energy Technologies, Inc. (NYSE: FET) today announced first quarter 2020 revenue of $183 million, a decrease of $17 million from the fourth quarter 2019. Net loss for the quarter was $37 million, or $0.33 per diluted share, compared to a net loss of $12 million, or $0.11 per diluted share, for the fourth quarter 2019. Excluding $15 million, or $0.13 per share of special items, adjusted net loss was $0.20 per diluted share in the first quarter 2020, compared to an adjusted net loss of $0.09 per diluted share in the fourth quarter 2019. Forum generated $1.3 million of adjusted EBITDA in the quarter, a decrease of approximately $9.4 million from the fourth quarter 2019.
Special items in the first quarter 2020, on a pre-tax basis, included $37 million of intangible assets, fixed assets, operating lease assets and inventory impairments, $5 million of restructuring and other charges, and $2 million of written-off deferred loan costs. These charges were partially offset by an $8 million gain on extinguishment of debt and $5 million of foreign exchange gains. See Tables 1-3 for a reconciliation of GAAP to non-GAAP financial information.
Cris Gaut, Chairman and Chief Executive Officer, remarked, “The recent unprecedented decline in oil demand and oil prices, associated with the coronavirus shutdown, is causing a collapse in drilling and completions activity, especially in North America. As drilling and completions activity declines to historically low levels, demand is very low for the new capital equipment and shorter cycle products Forum provides. We began to see the effect of this lower demand on Forum’s results in the first quarter 2020, but we expect a more significant negative impact on subsequent quarters this year. In the first quarter, our revenue and bookings were down 9% and 16%, respectively, from the fourth quarter, as exploration and production budgets were slashed and customers sought to reduce spending and preserve cash. Our adjusted EBITDA was down $9 million as a result of the rapid revenue decline, particularly in our highest margin product lines, Coiled Tubing and Downhole Technologies. Our free cash flow after net capital expenditures was also negatively impacted and came in at less than $1 million.
“Despite the low level of free cash flow in the first quarter, we were able to reduce net debt by $7 million by repurchasing some of our Senior Notes at a significant discount in the open market. We ended the quarter with $109 million of cash on hand and total liquidity of $262 million. We reduced our gross inventory by $19 million in the quarter and will continue to prioritize inventory reduction to drive additional free cash flow.
“We are closely monitoring the impact of the coronavirus to ensure the safety of our employees, while preserving business continuity and working to meet our customers’ needs. While our manufacturing facilities and business operations have not experienced work stoppages from the coronavirus or resulting government regulations, we are experiencing a significant decrease in demand for our products resulting from the collapse in oil prices. We expect our revenues and operating results to experience a significant decline in the second quarter 2020. The magnitude of the decline and the timing of a recovery are uncertain.
“Forum is a capital light and scalable business and we are moving swiftly to reduce costs and manage the business to maximize cash flow. We have put in place a plan that is expected to result in a reduction of at least $50 million in our selling, general and administrative costs on an annualized basis, plus additional significant decreases in our manufacturing costs. Cost actions include voluntary reductions in executive compensation; consolidation of management roles; significant headcount reductions, including in corporate and support functions; compensation and benefits cuts; plant and facility closures; and furloughs. I am pleased with how our employees are handling the challenging situation and making the necessary sacrifices.
“During this time of extremely depressed activity in the North American oil and gas sector, we will continue to emphasize and protect our winning products, many of which are aimed at providing cost and operating efficiency to our customers. As activity stabilizes, even at a low level, these products should see traction as they reduce operating costs. In addition, we continue to see activity outside of the North American oil and gas market for several of our products. These include products facilitating drilling and completions activity in select international markets, valves for industrial applications, and subsea equipment for defense and renewable power applications. While even this activity is being impacted by the economic slowdown, demand should improve somewhat as global shutdown restrictions are lifted.
“Forum has weathered previous downturns during our history, and we will approach this one with the same vigor. We will continue to focus on generating free cash flow, adjusting our cost structure, and exploiting any market opportunities for our winning products.

Segment Results
Drilling & Downhole segment revenue was $77 million, a decrease of $2 million, or 2%, from the fourth quarter 2019, due to lower sales of downhole products in North America, resulting from the slowdown in drilling and completions activity, partially offset by year-end deferrals. Orders in the first quarter were $70 million, a 5% decrease from the fourth quarter, primarily due to lower orders for subsea capital equipment. Segment adjusted EBITDA was $6 million, down $3 million from the fourth quarter, resulting primarily from an unfavorable mix of lower sales of high margin downhole products. Drilling & Downhole operations focus primarily on capital equipment and consumable products for global drilling, well construction, artificial lift and subsea construction and services markets.
Completions segment revenue was $51 million, a sequential decrease of $8 million, or 13%, due to lower sales of coiled tubing and pressure pumping products, resulting from the slowdown in completions activity and continued destocking and cannibalization of equipment by our service company customers. Orders in the first quarter were $50 million, a decrease of $8 million, or 14% from the fourth quarter 2019. Segment adjusted EBITDA was $3 million, down $2 million from the fourth quarter, as a result of an unfavorable mix from lower sales of coiled tubing products, and loss of operating leverage on lower sales volumes. The Completions segment designs and manufactures products for the coiled tubing, stimulation and intervention markets.
Production segment revenue was $56 million, a decrease of $9 million, or 14% from the fourth quarter 2019, due to lower sales of both valves and surface production equipment. Orders in the first quarter were $51 million, a 27% decrease sequentially, due to reduced order placement for surface production equipment as operators plan to slow their completions activity. Segment adjusted EBITDA was just below breakeven at $(0.1) million, down $2.6 million sequentially, as a result of lower operating leverage on lower sales volumes. The Production segment manufactures land well site production equipment, desalination process equipment, and a wide range of valves for upstream, midstream and process industry customers.
Financial Position and Other Financial Information
Forum ended the quarter with $109 million of cash on the balance sheet, $55 million drawn on the revolving credit facility, net debt of $335 million, and liquidity of $262 million. During the first quarter, the Company purchased $11 million par value of our Senior Unsecured Notes due 2021 in the open market at a weighted average price of 31% of par. Subsequent to the end of the first quarter, Forum drew an additional $30 million on its revolving credit facility and initiated a tender offer to purchase an additional amount of our Senior Notes for aggregate consideration of up to $80 million.
Forum’s primary use of free cash flow in 2020 will be to continue to reduce net debt. We continue to evaluate all available options to address the maturity of the remaining Senior Notes due in the fourth quarter 2021.

Net capital expenditures in the first quarter were $0.9 million. We now expect our total capital expenditures for 2020 to be less than $5 million. However, we do expect to have additional cash charges for restructuring and severance costs in the second quarter and throughout 2020 as we take action to reduce our cost structure.
Interest and depreciation and amortization, were $7 million and $14 million, respectively, in the first quarter. We expect these expenses to remain at similar levels in the second quarter.
Adjusted corporate expenses were $7 million in the first quarter, in line with previous guidance, and we expect them to be approximately $6 million in the second quarter, due to cost reductions.
Forum is eligible to carry back 2018 operating losses to 2013 for income tax purposes under the CARES Act. We expect this to generate a cash tax refund of approximately $14 million in 2020. We also intend to defer a portion of 2020 employer payroll taxes, resulting in the postponement of a few million dollars to subsequent years. We do not believe the Company is eligible for other significant benefits under the CARES Act or other U.S. government stimulus programs at this time, but we will continue to evaluate these and any future programs.
Forum Energy Technologies is a global oilfield products company, serving the drilling, downhole, subsea, completions and production sectors of the oil and natural gas industry. The Company’s products include highly engineered capital equipment as well as products that are consumed in the drilling, well construction, production and transportation of oil and natural gas. Forum is headquartered in Houston, TX with manufacturing and distribution facilities strategically located around the globe. For more information, please visit www.f-e-t.com.
Forward Looking Statements and Other Legal Disclosure
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including any statement about the Company's future financial position, liquidity and capital resources, operations, performance, acquisitions, returns, capital expenditure budgets, new product development activities, costs and other guidance included in this press release.
These statements are based on certain assumptions made by the Company based on management's experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Among other things, these include the volatility of oil and natural gas prices, oilfield development activity levels, the availability of raw materials and specialized equipment, the Company's ability to deliver backlog in a timely fashion, the availability of skilled and qualified labor, competition in the oil and gas industry, governmental regulation and taxation of the oil and natural gas industry, the Company's ability to implement new technologies and services, the availability and terms of capital, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting the Company's business, and other important factors that could cause actual results to differ materially from those projected as described in the Company's filings with the U.S. Securities and Exchange Commission.
Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
Company Contact
Pablo Mercado
Chief Financial Officer
+281.949.2539
Pablo.Mercado@f-e-t.com

Forum Energy Technologies, Inc.
Condensed consolidated statements of income (loss)
(Unaudited)

	Three months ended
	March 31,		December 31,
(in millions, except per share information)	2020	2019	2019
Revenue	$182.6	$271.8	$199.8
Cost of sales	160.5	201.7	150.9
Gross profit	22.1	70.1	48.9
Operating expenses
Selling, general and administrative expenses	60.2	69.0	56.4
Transaction expenses	—	0.6	0.2
Impairments of intangibles, property and equipment	17.3	—	—
Contingent consideration benefit	—	(4.6)	—
Loss on disposal of assets and other	—	—	0.1
Total operating expenses	77.5	65.0	56.7
Loss from equity investment	—	(0.8)	—
Operating income (loss)	(55.4)	4.3	(7.8)
Other expense (income)
Interest expense	6.7	8.2	7.4
Gain on extinguishment of debt	(7.5)	—	—
Gain on disposition of business	—	—	(2.3)
Deferred loan costs written off	1.8	—	—
Foreign exchange losses (gains) and other, net	(4.9)	2.3	8.1
Total other (income) expense, net	(3.9)	10.5	13.2
Loss before income taxes	(51.5)	(6.2)	(21.0)
Income tax expense (benefit)	(14.4)	1.7	(8.6)
Net loss (1)	$(37.1)	$(7.9)	$(12.4)

Weighted average shares outstanding
Basic	111.2	109.6	110.5
Diluted	111.2	109.6	110.5

Loss per share
Basic	$(0.33)	$(0.07)	$(0.11)
Diluted	$(0.33)	$(0.07)	$(0.11)

(1) Refer to Table 1 for schedule of adjusting items.

Forum Energy Technologies, Inc.
Condensed consolidated balance sheets
(Unaudited)

(in millions of dollars)	March 31, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$108.9	$57.9
Accounts receivable—trade, net	145.4	154.2
Inventories, net	392.9	414.6
Other current assets	49.1	39.2
Total current assets	696.3	665.9
Property and equipment, net of accumulated depreciation	136.5	154.8
Operating lease assets	36.8	48.7
Intangible assets, net	259.1	272.3
Other long-term assets	16.8	18.3
Total assets	$1,145.5	$1,160.0
Liabilities and equity
Current liabilities
Current portion of long-term debt	$1.0	$0.7
Other current liabilities	184.2	196.2
Total current liabilities	185.2	196.9
Long-term debt, net of current portion	444.9	398.9
Other long-term liabilities	73.3	78.2
Total liabilities	703.4	674.0
Total equity	442.1	486.0
Total liabilities and equity	$1,145.5	$1,160.0

Forum Energy Technologies, Inc.
Condensed consolidated cash flow information
(Unaudited)
	Three Months Ended March 31,
(in millions of dollars)	2020	2019
Cash flows from operating activities
Net loss	$(37.1)	$(7.9)
Impairments of intangible assets, property and equipment	17.3	—
Depreciation and amortization	14.2	16.4
Other noncash items and changes in working capital	7.2	9.4
Net cash provided by operating activities	1.6	17.9

Cash flows from investing activities
Capital expenditures for property and equipment	(0.9)	(3.7)
Proceeds from sale of property and equipment	—	0.1
Net cash used in investing activities	(0.9)	(3.6)

Cash flows from financing activities
Borrowings of debt	55.0	20.0
Repayments of debt	(3.5)	(51.1)
Repurchases of stock	(0.1)	(0.9)
Deferred financing costs	(0.3)	—
Net cash provided by (used in) financing activities	51.1	(32.0)

Effect of exchange rate changes on cash	(0.8)	0.2
Net increase (decrease) in cash, cash equivalents and restricted cash	$51.0	$(17.5)

Forum Energy Technologies, Inc.
Supplemental schedule - Segment information
(Unaudited)

	As Reported			As Adjusted (4)
	Three months ended			Three months ended
(in millions of dollars)	March 31, 2020	March 31, 2019	December 31, 2019	March 31, 2020	March 31, 2019	December 31, 2019
Revenue
Drilling & Downhole	$76.6	$85.9	$78.2	$76.6	$85.9	$78.2
Completions	50.8	94.7	58.3	50.8	94.7	58.3
Production	55.6	92.0	64.7	55.6	92.0	64.7
Eliminations	(0.4)	(0.8)	(1.4)	(0.4)	(0.8)	(1.4)
Total revenue	$182.6	$271.8	$199.8	$182.6	$271.8	$199.8

Operating income (loss)
Drilling & Downhole (1)	$(4.1)	$(2.5)	$4.2	$1.0	$0.3	$4.0
Operating income margin %	(5.4)%	(2.9)%	5.4%	1.3%	0.3%	5.1%
Completions	(17.3)	6.9	(3.0)	(4.2)	7.6	(2.1)
Operating income margin %	(34.1)%	7.3%	(5.1)%	(8.3)%	8.0%	(3.6)%
Production	(8.2)	4.3	(2.4)	(2.2)	4.6	0.2
Operating income margin %	(14.7)%	4.7%	(3.7)%	(4.0)%	5.0%	0.3%
Corporate	(8.5)	(8.4)	(6.3)	(7.5)	(7.3)	(5.9)
Total segment operating income (loss)	(38.1)	0.3	(7.5)	(12.9)	5.2	(3.8)
Other items not in segment operating income (2)	(17.3)	4.0	(0.3)	—	0.1	(0.2)
Total operating income (loss)	$(55.4)	$4.3	$(7.8)	$(12.9)	$5.3	$(4.0)
Operating income margin %	(30.3)%	1.6%	(3.9)%	(7.1)%	1.9%	(2.0)%

EBITDA (3)
Drilling & Downhole	$(1.0)	$1.9	$1.1	$6.1	$6.0	$9.2
EBITDA Margin %	(1.3)%	2.2%	1.4%	8.0%	7.0%	11.8%
Completions	(19.9)	15.5	4.0	2.7	16.4	4.9
EBITDA Margin %	(39.2)%	16.4%	6.9%	5.3%	17.3%	8.4%
Production	(6.5)	6.4	1.8	(0.1)	6.6	2.5
EBITDA Margin %	(11.7)%	7.0%	2.8%	(0.2)%	7.2%	3.9%
Corporate	(3.2)	(5.4)	(5.7)	(7.4)	(7.3)	(5.9)
Total EBITDA	$(30.6)	$18.4	$1.2	$1.3	$21.7	$10.7
EBITDA Margin %	(16.8)%	6.8%	0.6%	0.7%	8.0%	5.4%

(1) Includes earnings (loss) from equity investment for the three months ended March 31, 2019.
(2) Includes transaction expenses, gain/(loss) on disposal of assets, and impairments of intangibles, property and equipment.
(3) The Company believes that the presentation of EBITDA is useful to the Company's investors because EBITDA is an appropriate measure of evaluating the Company's operating performance and liquidity that reflects the resources available for strategic opportunities including, among others, investing in the business, strengthening the balance sheet, repurchasing the Company's securities and making strategic acquisitions. In addition, EBITDA is a widely used benchmark in the investment community. See the attached separate schedule for the reconciliation of GAAP to non-GAAP financial information.

(4) Refer to Table 1 for schedule of adjusting items.

Forum Energy Technologies, Inc.
Supplemental schedule - Orders information
(Unaudited)

	Three months ended
(in millions of dollars)	March 31, 2020	March 31, 2019	December 31, 2019
Orders
Drilling & Downhole	$70.0	$82.0	$73.8
Completions	49.9	80.3	58.3
Production	50.7	79.9	69.7
Total orders	$170.6	$242.2	$201.8

Revenue
Drilling & Downhole	$76.6	$85.9	$78.2
Completions	50.8	94.7	58.3
Production	55.6	92.0	64.7
Eliminations	(0.4)	(0.8)	(1.4)
Total revenue	$182.6	$271.8	$199.8

Book to bill ratio (1)
Drilling & Downhole	0.91	0.95	0.94
Completions	0.98	0.85	1.00
Production	0.91	0.87	1.08
Total book to bill ratio	0.93	0.89	1.01

(1) The book-to-bill ratio is calculated by dividing the dollar value of orders received in a given period by the revenue earned in that same period.  The Company believes that this ratio is useful to investors because it provides an indication of whether the demand for our products, in the markets in which the Company operates, is strengthening or declining.  A ratio of greater than one is indicative of improving market demand, while a ratio of less than one would suggest weakening demand.  In addition, the Company believes the book-to-bill ratio provides more meaningful insight into future revenues for our business than other measures, such as order backlog, because the majority of the Company's products are activity based consumable items or shorter cycle capital equipment, neither of which are typically ordered by customers far in advance.

Forum Energy Technologies, Inc.
Reconciliation of GAAP to non-GAAP financial information
(Unaudited)
Table 1 - Adjusting items

	Three months ended
	March 31, 2020			March 31, 2019			December 31, 2019
(in millions, except per share information)	Operating income (loss)	EBITDA(1)	Net income (loss)	Operating income (loss)	EBITDA(1)	Net income (loss)	Operating income (loss)	EBITDA(1)	Net income (loss)
As reported	$(55.4)	$(30.6)	$(37.1)	$4.3	$18.4	$(7.9)	$(7.8)	$1.2	$(12.4)
% of revenue	(30.3)%	(16.8)%		1.6%	6.8%		(3.9)%	0.6%
Restructuring charges and other	5.4	5.4	5.4	2.2	2.2	2.2	0.5	0.5	0.5
Transaction expenses	—	—	—	0.6	0.6	0.6	0.2	0.2	0.2
Inventory and other working capital adjustments	10.3	10.3	10.3	(0.1)	(0.1)	(0.1)	2.9	2.9	2.9
Impairments of intangibles, property and equipment	17.3	17.3	17.3	—	—	—	—	—	—
Impairments of operating lease assets	9.5	9.5	9.5	2.5	2.5	2.5	0.2	0.2	0.2
Contingent consideration benefit	—	—	—	(4.6)	(4.6)	(4.6)	—	—	—
Amortization of basis difference for equity method investment (2)	—	—	—	0.4	0.4	0.4	—	—	—
Gain on extinguishment of debt	—	(7.5)	(7.5)	—	—	—	—	—	—
Deferred loan costs written off	—	1.8	1.8	—	—	—	—	—	—
Gain on disposition of business	—	—	—	—	—	—	—	(2.3)	(2.3)
Loss (gain) on foreign exchange, net (3)	—	(4.9)	(4.9)	—	2.3	2.3	—	8.0	8.0
Income tax expense (benefit) of adjustments	—	—	—	—	—	(0.1)	—	—	(0.4)
Impact of U.S. CARES Act	—	—	(16.6)	—	—	—	—	—	—
Valuation allowance on deferred tax assets	—	—	—	—	—	—	—	—	(6.5)
As adjusted (1)	$(12.9)	$1.3	$(21.8)	$5.3	$21.7	$(4.7)	$(4.0)	$10.7	$(9.8)
% of revenue	(7.1)%	0.7%		1.9%	8.0%		(2.0)%	5.4%

Diluted shares outstanding as reported			111.2			109.6			110.5
Diluted shares outstanding as adjusted			111.2			109.6			110.5

Diluted EPS - as reported			$(0.33)			$(0.07)			$(0.11)
Diluted EPS - as adjusted			$(0.20)			$(0.04)			$(0.09)

(1) The Company believes that the presentation of EBITDA, adjusted EBITDA, adjusted operating income, adjusted net income and adjusted diluted EPS are useful to the Company's investors because (i) each of these financial metrics are useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the Company's normal operating results and (ii) EBITDA is an appropriate measure of evaluating the Company's operating performance and liquidity that reflects the resources available for strategic opportunities including, among others, investing in the business, strengthening the balance sheet, repurchasing the Company's securities and making strategic acquisitions. In addition, these benchmarks are widely used in the investment community. See the attached separate schedule for the reconciliation of GAAP to non-GAAP financial information.

(2) The difference between the fair value of our interest in Ashtead and the book value of the underlying net assets resulted in a basis difference non-operating gain, which was allocated to fixed assets, intangible assets and goodwill based on their respective fair values as of the transaction date. This amount represents the amortization of the basis difference gain associated with intangible assets and property, plant and equipment which is included in equity earnings (loss) over the estimated life of the respective assets.

(3) Foreign exchange, net primarily relates to cash and receivables denominated in U.S. dollars by some of our non-U.S. subsidiaries that report in a local currency, and therefore the loss has no economic impact in dollar terms.

Forum Energy Technologies, Inc.
Reconciliation of GAAP to non-GAAP financial information
(Unaudited)

Table 2 - Adjusting Items
	Three months ended
(in millions of dollars)	March 31, 2020	March 31, 2019	December 31, 2019
EBITDA reconciliation (1)
Net loss	$(37.1)	$(7.9)	$(12.4)
Interest expense	6.7	8.2	7.4
Depreciation and amortization	14.2	16.4	14.8
Income tax expense (benefit)	(14.4)	1.7	(8.6)
EBITDA	$(30.6)	$18.4	$1.2

(1) The Company believes that the presentation of EBITDA is useful to investors because EBITDA is an appropriate measure of evaluating the Company's operating performance and liquidity that reflects the resources available for strategic opportunities including, among others, investing in the business, strengthening the balance sheet, repurchasing the Company's securities and making strategic acquisitions. In addition, EBITDA is a widely used benchmark in the investment community.

Table 3 - Adjusting items
	Three months ended
(in millions of dollars)	March 31, 2020	March 31, 2019
Free cash flow, before acquisitions, reconciliation (1)
Net cash provided by operating activities	$1.6	$17.9
Capital expenditures for property and equipment	(0.9)	(3.7)
Proceeds from sale of property and equipment	—	0.1
Free cash flow, before acquisitions	$0.7	$14.3

(1) The Company believes free cash flow, before acquisitions is an important measure because it encompasses both profitability and capital management in evaluating results.

Forum Energy Technologies, Inc.
Supplemental schedule - Product line revenue
(Unaudited)
	Three months ended
(in millions of dollars)	March 31, 2020		March 31, 2019		December 31, 2019
Revenue:	$	%	$	%	$	%
Drilling Technologies	$36.5	19.9%	$41.9	15.4%	$35.1	17.5%
Downhole Technologies	25.0	13.7%	30.4	11.2%	27.9	14.0%
Subsea Technologies	15.1	8.3%	13.6	5.0%	15.2	7.6%
Drilling & Downhole	76.6	41.9%	85.9	31.6%	78.2	39.1%

Stimulation and Intervention	24.5	13.4%	51.4	18.9%	27.4	13.7%
Coiled Tubing	26.3	14.4%	43.3	15.9%	30.9	15.5%
Completions	50.8	27.8%	94.7	34.8%	58.3	29.2%

Production Equipment	18.7	10.2%	36.6	13.5%	23.9	12.0%
Valve Solutions	36.9	20.2%	55.4	20.4%	40.8	20.4%
Production	55.6	30.4%	92.0	33.9%	64.7	32.4%
Eliminations	(0.4)	(0.1)%	(0.8)	(0.3)%	(1.4)	(0.7)%
Total Revenue	$182.6	100.0%	$271.8	100.0%	$199.8	100.0%